OAK FINANCIAL CORPORATION, PARENT COMPANY OF BYRON BANK,
REPORTS 12% INCREASE IN THIRD QUARTER EARNINGS

Third-Quarter Highlights Include:

•	Third Quarter Net Income of $1,877,000, up 12%
•	15% increase in Total Assets from Year ago.
•	Quarterly Cash Dividend, up 25% from One Year Ago.

Byron Center, MI, October 20, 2006 — OAK Financial Corporation (OKFC), a West Michigan based bank holding company, reported third quarter net income of $1,877,000, up 12% from the $1,675,000 reported in the third quarter of 2005. Basic and diluted earnings per share in the third quarter of 2006 were $0.76, an increase of 12% over the $0.68 reported for the third quarter of 2005. The increase in earnings during the third quarter is attributed to a 19% increase in non-interest income.

For the year-to-date period, net income was $5,134,000, up 19% from the $4,323,000 reported in the first three quarters of 2005. Basic and diluted earnings per share for the 2006 year-to-date period were $2.09, an increase of 19% over the $1.75 reported for same period of 2005. The rise in net income for the year-to-date period is attributed to a 12% increase in total revenue, with double digit increases in both net interest income and non-interest income.

Patrick K. Gill, president and CEO, commented “While single-minded in the pursuit of our goal of becoming a truly high-performing organization, we’re equally committed to maintaining our strong corporate culture, our passion for our communities and our appreciation for our shareholders. While our size and our geographic boundaries have grown significantly, our business remains rooted in the bedrock of relationships – one by one and community by community. We’re proud of our community-focused heritage, are more committed than ever to it and demonstrate that every day.”

The quarterly cash dividend of $.20 in the third quarter of 2006 represents a 25% increase from the third quarter of 2005. Additionally, the board of directors recently approved an additional 10% increase in the quarterly dividend, to $.22 per share, representing the third dividend increase this year.

During the third quarter of 2006, earning asset growth resulted in a 6.0% increase in net interest income compared to the third quarter of 2005. As expected, the bank experienced some compression of the net interest margin, which was 27 basis points lower in the third quarter of 2006, compared to the third quarter of 2005. The decline is a result of repricing of certificates of deposits, intense local competition and seasonal factors. On a year-to-date basis, the bank’s net interest income is up 12.0% as a result of growth in earning assets.

Total non-interest income increased $280,000, or 19%, from $1,444,000 in the third quarter of 2005 to $1,724,000 in the third quarter of 2006.

Total operating expenses in the third quarter of 2006 increased 7.0% compared to the third quarter of 2005. Year-to-date, total operating expenses have increased 8.6% from 2005 to 2006.

Total assets increased $77 million from December 31, 2005 to September 30, 2006, or an annualized rate of 17%. Total loans and deposits increased $43 million and $82 million respectively, from December 31, 2005 to September 30, 2006. At September 30, 2006, total loans increased at an annualized growth rate of 13% and total deposits increased at an annualized rate of 22%. The company continues to be well capitalized, with an equity-to-asset ratio of 9.6% at September 30, 2006, compared to 10.3% at December 31, 2005.

Non-performing assets to total loans declined to .27% from .40% at December 31, 2005 and .33% a year ago. Annualized net loan losses as a percentage of average loans is .02% for the first nine-months of 2006 compared to .04% during the first nine-months of 2005. Both the non-performing asset and net charge-off percentages compare very favorably to other Michigan banks.

OAK Financial Corporation is a single bank holding company, which provides traditional banking services and products through thirteen banking offices serving thirteen communities in Kent, Ottawa and Allegan counties in western Michigan. The Bank owns a subsidiary, Byron Investment Services, which offers mutual fund products, securities brokerage services, retirement planning services, investment management and advisory services. Insurance products, such as property and casualty, life, disability and long-term care insurance, are provided through the Byron Insurance Agency subsidiary. For information regarding stock transactions, please contact Kent King Securities at 1-888-804-8891, Howe Barnes at 1-800-800-4693, Royal Securities at 616-538-2550 or Stifel, Nicolaus & Co., Inc. at 616-942-1717.

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning future growth in earning assets and net income, the sustainability of past results, and other expectations and/or goals.. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.

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For more information, please contact:

Patrick K. Gill, President & CEO at (616) 662-3113, or James A. Luyk, Executive Vice President COO & CFO at (616) 662-3124 OAK Financial Corporation, Byron Center, Mich.

OAK FINANCIAL CORPORATION AND SUBSIDIARY	CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	September 30, 2006 (Unaudited)	December 31, 2005

ASSETS

Cash and due from banks	$12,758	$12,943
Federal funds sold	21,800	--

Cash and cash equivalents	34,558	12,943

Available-for-sale securities	112,141	102,563

Loans held for sale	2,399	598

Total loans	496,597	453,879
Allowance for loan losses	(7,491)	(7,160)

Net Loans	489,106	446,719

Accrued interest receivable	3,634	3,153
Premises and equipment, net	15,580	14,717
Restricted investments	3,216	3,119
Other assets	7,212	7,273

Total assets	$667,846	$591,085

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Non-interest bearing	$68,495	$68,445
Interest bearing	501,447	419,452

Total deposits	569,942	487,897

Securities sold under agreements to repurchase	--	796
Federal funds purchased	--	6,050
FHLB Advances	24,237	27,800
Other borrowed funds	4,000	3,569
Other liabilities	5,356	4,378

Total liabilities	603,535	530,490

Stockholders' equity
Common stock, $1 par value; 4,000,000 shares authorized;
2,457,615 shares issued and outstanding	2,458	2,235
Additional paid-in capital	23,880	14,957
Retained earnings	38,420	43,926
Accumulated other comprehensive income	(447)	(523)

Total stockholders' equity	64,311	60,595

Total liabilities and stockholders' equity	$667,846	$591,085

OAK FINANCIAL CORPORATION AND SUBSIDIARY	CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

	Three Months ended September 30, (Unaudited)		Nine Months ended September 30, (Unaudited)

	2006	2005	2006	2005

Interest Income
Interest and fees on loans	$9,331	$7,280	$26,412	$20,150
Available-for-sale securities	1,166	950	3,369	2,745
Restricted investments	40	40	130	113
Federal funds sold	137	18	194	21

Total interest income	10,674	8,288	30,105	23,029

Interest expense
Deposits	4,424	2,329	11,483	6,298
Borrowed funds	439	471	1,437	1,332
Securities sold under agreements to repurchase	--	6	2	52

Total interest expense	4,863	2,806	12,922	7,682

Net interest income	5,811	5,482	17,183	15,347

Provision for loan losses	120	120	420	360

Net interest income after provision for loan losses	5,691	5,362	16,763	14,987

Non-interest income
Service charges on deposit accounts	1,141	658	2,607	1,857
Mortgage banking	188	331	585	794
Net gain on sales of available for sale securities	--	--	16	(4)
Insurance premiums and brokerage fees	264	325	855	1,044
Other	131	130	575	403

Total non-interest income	1,724	1,444	4,638	4,094

Non-interest expenses
Salaries	2,354	2,165	7,045	6,088
Employee benefits	468	423	1,410	1,340
Occupancy (net)	378	342	1,140	1,050
Furniture and fixtures	238	219	720	745
Other	1,302	1,280	3,819	3,789

Total non-interest expenses	4,740	4,429	14,134	13,012

Income before federal income taxes	2,675	2,377	7,267	6,069

Federal income taxes	798	702	2,133	1,746

Net income	$1,877	$1,675	$5,134	$4,323

Income per common share: *
Basic	$0.76	$0.68	$2.09	$1.75
Diluted	$0.76	$0.68	$2.09	$1.75

* Per share data has been adjusted to reflect the 10% stock dividends on May 31, 2005 and May 31, 2006.

OAK FINANCIAL CORPORATION AND SUBSIDIARY	CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)
(Dollars in thousands except per share data)	3rd Qtr 2006	2nd Qtr 2006	1st Qtr 2006	4th Qtr 2005	3rd Qtr 2005

Earnings
Net interest income	$5,811	$5,772	$5,600	$5,821	$5,482
Provision for loan losses	$120	$180	$120	$120	$120
Non-interest income	$1,724	$1,573	$1,341	$1,385	$1,444
Non-interest expense	$4,740	$4,775	$4,619	$4,619	$4,429
Net income	$1,877	$1,690	$1,567	$1,735	$1,675
Basic earnings per share*	$0.76	$0.69	$0.64	$0.71	$0.68
Diluted earnings per share*	$0.76	$0.69	$0.64	$0.71	$0.68
Average shares outstanding*	2,458	2,458	2,458	2,458	2,460

Performance Ratios
Return on average assets	1.16%	1.08%	1.06%	1.18%	1.17%
Return on average equity	11.74%	10.94%	10.37%	11.44%	11.18%
Net interest margin (tax-equivalent)	3.85%	3.98%	4.09%	4.26%	4.12%
Efficiency ratio	61.9%	63.8%	65.3%	62.9%	62.6%
Full-time equivalent employees	194	199	198	192	187
Ending equity to ending assets	9.63%	9.88%	9.93%	10.25%	10.10%
Book value per share*	$26.17	$25.27	$25.01	$24.66	$24.33

Asset Quality
Net loans charged-off	$4	$37	$48	$43	$75
Net charge-offs to total average loans	0.00%	0.03%	0.04%	0.04%	0.07%
(annualized)
Nonperforming Assets	$1,351	$1,152	$1,355	$1,801	$1,474
Allowance for loan losses to total loans	1.51%	1.52%	1.54%	1.58%	1.59%
Nonperforming Assets to total loans	0.27%	0.24%	0.29%	0.40%	0.33%

(Dollars in thousands except per share data)	YTD 9/30/06	YTD 9/30/05

Earnings
Net interest income	$17,183	$15,347
Provision for loan losses	$420	$360
Non-interest income	$4,638	$4,094
Non-interest expense	$14,134	$13,012
Net income	$5,134	$4,323
Basic earnings per share*	$2.09	$1.75
Diluted earnings per share*	$2.09	$1.75
Average shares outstanding*	2,458	2,461

Performance Ratios
Return on average assets	1.10%	1.03%
Return on average equity	11.03%	9.87%
Net interest margin (tax-equivalent)	3.97%	3.97%
Efficiency ratio	63.6%	65.5%

Asset Quality
Net loans charged-off	$89	$123
Net charge-offs to total average loans (annualized)	0.02%	0.04%

* Per share data has been adjusted to reflect the 10% stock dividends on May 31, 2005 and May 31, 2006.